EXHIBIT 10(vii)

DEBT SETTLEMENT AGREEMENT

Agreement made on September 30, 2003 between Zmax Capital Corp. with offices located at 1818-1177 West Hastings Street, Vancouver, British Columbia V6E 2K3, referred to as Creditor and ASP Ventures Corp. with offices located at 1818-1177 West Hastings Street, Vancouver, British Columbia V6E 2K3 referred to as Debtor.

SECTION ONE

ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of $21,250 due to office space, including expenses, provided to Debtor in 2003.

SECTION TWO

AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and Creditor desire and agree, to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations for payment for same contained in the original lease obligation as described in Section One above.

SECTION THREE

CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and Creditor agree as follows:

c.

Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 1,062,500 shares of Debtor’s common stock, valued at $0.02 a share, as consideration for monies owed to Creditor as a result of office space, including expenses, provided by Creditor to Debtor.

d.

Satisfaction: On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance of 1,062,500 shares of Debtor’s common stock to Creditor provided for in Section Three (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Vancouver, British Columbia on the date first mentioned above.

ASP Ventures Corp.

/s/ Ross Wilmot
By:
Ross Wilmot, President

Zmax Capital Corp.

/s/ Holly Goring

By: Holly Goring,
Corporate Secretary